                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


--------------------------------------------------------------------------------
                                  SCHEDULE 13G
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
             and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No.   1                )(1)
                                     --- ----------------

                             JAZZ TECHNOLOGIES, INC
                     --------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                     --------------------------------------
                         (Title of Class of Securities)

                                    47214E102
                     --------------------------------------
                                 (CUSIP Number)

                                  FEB 20, 2007
                     --------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [ ] Rule 13d-1 (b)

                               [X] Rule 13d-1 (c)

                               [ ] Rule 13d-1 (d)

---------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of section 18 of the securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

Schedule 13G                        Forms
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 47214E102                  13G                      Page 2 of 7 Pages
-------------------                                           ------------------

----------------------------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
         (NONE)

----------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                        (a) [ ]
                                                                                        (b) [X]

----------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

----------------------------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                  0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    ---------------------------------------------------------------------------
WITH
                         6.   SHARED VOTING POWER                1,507,200

                         ---------------------------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER             0

                         ---------------------------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER           1,507,200

----------------------------------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,507,200

----------------------------------------------------------------------------------------------------

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                   [ ]
           SHARES*

----------------------------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.40%

----------------------------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON*
           OO

----------------------------------------------------------------------------------------------------

                                 *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                        Forms
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 47214E102                  13G                      Page 3 of 7 Pages
-------------------                                           ------------------

----------------------------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         GOVERNMENT OF SINGAPORE
         (NONE)

----------------------------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                           (a) [ ]
                                                                                           (b) [X]

----------------------------------------------------------------------------------------------------

3.       SEC USE ONLY

----------------------------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         SINGAPORE

----------------------------------------------------------------------------------------------------

NUMBER OF SHARES         5.   SOLE VOTING POWER                  0
BENEFICIALLY OWNED BY
EACH REPORTING PERSON    ---------------------------------------------------------------------------
WITH


                         6.   SHARED VOTING POWER                1,507,200
                         ---------------------------------------------------------------------------

                         7.   SOLE DISPOSITIVE POWER             0

                         ---------------------------------------------------------------------------

                         8.   SHARED DISPOSITIVE POWER           1,507,200

                         ---------------------------------------------------------------------------

9.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           1,507,200

----------------------------------------------------------------------------------------------------

10.        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                   [ ]
           SHARES*

----------------------------------------------------------------------------------------------------

11.        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           5.40%

----------------------------------------------------------------------------------------------------

12.        TYPE OF REPORTING PERSON*
           OO

----------------------------------------------------------------------------------------------------

                                 *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

                  JAZZ TECHNOLOGIES, INC

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

                  JAZZ TECHNOLOGIES, INC
                  4910 BIRCH ST., #102
                  NEWPORT BEACH, CA92660
                  UNITED STATES

ITEM 2(a). NAME OF PERSON FILING

           I   Government of Singapore Investment Corporation Pte Ltd
           II  Government of Singapore

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

           I        168 Robinson Road
                    #37-01 Capital Tower
                    Singapore 068912

           II  c/o  Government of Singapore Investment Corporation Pte Ltd
                    168 Robinson Road
                    #37-01 Capital Tower
                    Singapore 068912

ITEM 2(c). CITIZENSHIP

           I & II   Singapore

ITEM 2(d). TITLE OF CLASS OF SECURITIES

           COMMON STOCK

ITEM 2(e). CUSIP NUMBER

           47214E102


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-I (b) OR 13D-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

           N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(c), CHECK THIS BOX.        [X]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                       Power to Vote         Power to Dispose
                                                                       -------------         ----------------
                                               No of Securities
             Person                           Beneficially Owned     Sole(1)     Shared(1)     Sole(1)      Shared(1)
             ------                           ------------------     -------     ---------     -------      ---------

Government of Singapore Investment
Corporation Pte Ltd                               1,507,200             0        1,507,200        0         1,507,200

Government of Singapore                           1,507,200             0        1,507,200        0         1,507,200

Total (all Reporting Persons)                     1,507,200             0        1,507,200        0         1,507,200

---------------
(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 1,507,200 securities beneficially owned by it with the Government of Singapore.

(2)    The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N.A.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

           N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1.       Power of Attorney by Minister for Finance, Singapore dated 5 March 1998


(Incorporated by reference to Exhibit No. 1 and 2 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



        13 March 2007                  Government of Singapore Investment
----------------------------
        Date                           Corporation Pte Ltd


                                       by   /s/  Julia Yap       Ang Siok Beng
                                            -----------------------------------
                                       /s/  Julia Yap            Ang Siok Beng
                                            Asst Director        Senior Manager



                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       by  /s/  Julia Yap       Ang Siok Beng
                                           -----------------------------------
                                       /s/  Julia Yap            Ang Siok Beng
                                            Asst Director        Senior Manager